CONDENSED SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2026, AND 2025 AND FOR THE THREE-MONTH PERIODS FROM APRIL 1 TO JUNE 30, 2026 AND 2025

CONDENSED SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A.
As of June 30, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	3	6,674,744	116,820
Amortized cost investments	4	-	1,331,390
Equity financial instruments	4.1	4,422	4,384
Investment financial instruments		4,422	1,335,774
Investment in subsidiaries	5	36,268,378	35,406,058
Investment in associates and joint ventures	6	57,796	63,911
Asset held for sale	7	-	5,263,986
Other assets	8	140,309	539
TOTAL ASSETS		43,145,649	42,187,088
LIABILITIES AND EQUITY
LIABILITIES		-	-
Borrowings from other financial institutions	9	818,283	1,412,752
Preferred shares	10	554,091	583,477
Current tax		36,064	16,720
Deferred tax, net	11.5	26,487	12,572
Other liabilities	12	3,314,494	4,303
TOTAL LIABILITIES		4,749,419	2,029,824
EQUITY
Share capital	13	480,914	480,914
Additional paid-in capital		37	37
Appropriated reserves	14	9,587,714	10,663,954
Retained earnings		22,087,152	22,132,533
Net profit		4,080,615	3,704,009
Accumulated other comprehensive income, net of tax		2,159,798	3,175,817
TOTAL EQUITY		38,396,230	40,157,264
TOTAL LIABILITIES AND EQUITY		43,145,649	42,187,088

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A.
For the six-month periods ended June 30, 2026, and 2025
and for the three-month periods from April 1 to June 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Equity method income from subsidiaries	15.1	4,197,262	3,594,214	2,697,665	3,594,214
Equity method of associates and joint ventures	15.1	3,843	6,494	2,413	6,494
Equity instruments	15.1	160	-	108	(9)
Dividends		-	5	-	5
Net income from equity method investments		4,201,265	3,600,713	2,700,186	3,600,704
Other operating income	15.2	53,887	15,706	29,446	15,706
Total income, net		4,255,152	3,616,419	2,729,632	3,616,410
Operating expenses
Salaries and employee benefits		(6,186)	(828)	(3,092)	(828)
Interest expense	16.1	(59,486)	(43,248)	(26,773)	(43,248)
Administrative and general expenses	16.2	(44,386)	(14,820)	(3,617)	(14,820)
Recovery of investment impairment at amortized cost		181	(380)	69	(380)
Wealth tax	11.2	(14,891)	-	-	-
Operating expenses, net		(124,768)	(59,276)	(33,413)	(59,276)
Profit before taxes from continuing operations		4,130,384	3,557,143	2,696,219	3,557,134
Income tax from continuing operations	11	(14,069)	(8,298)	(15,799)	(8,298)
Net profit from continuing operations		4,116,315	3,548,845	2,680,420	3,548,836
Net loss from discontinued operations	20	(35,700)	-	(84,259)	-
Net profit		4,080,615	3,548,845	2,596,161	3,548,836

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A.
For the six-month periods ended June 30, 2026, and 2025
and for the three-month periods from April 1 to June 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Net income		4,080,615	3,548,845	2,596,161	3,548,836
Other comprehensive income that will not be reclassified to profit or loss
Gain (loss) on valuation of financial instruments	4.1	17	1,703	(50)	1,703
Related tax	11.4	1	(443)	10	(443)
Net income after taxes		18	1,260	(40)	1,260
Other comprehensive income to be reclassified to to profit or loss
Effects of corporate restructuring transactions		-	9,372,589	-	9,372,589
Loss on investments in subsidiaries accounted for using the equity method (1)	5	(129,948)	(569,359)	(82,851)	(569,359)
(Loss) Income from Investments in Associates and Joint Ventures Accounted for Using the Equity Method	6	(852)	(48)	85	(48)
Foreign exchange differences (2)		(4,880,907)	(222,229)	(4,560,506)	(222,229)
Net amount after tax		(5,011,707)	8,580,953	(4,643,272)	8,580,953
Effects of hedge accounting
Effects of merger and spin-off transactions and hedge of a net investment in a foreign operation		-	(4,028,670)	-	(4,028,670)
Gain on hedge of net investment in a foreign operation (3)		3,976,366	54,777	3,946,947	54,777
Income tax (4)	11.4	19,304	(19,172)	29,601	(19,172)
Net of tax amount		3,995,670	(3,993,065)	3,976,548	(3,993,065)
Total other comprehensive income to be reclassified to profit or loss		(1,016,037)	4,587,888	(666,724)	4,587,888
Other comprehensive income, net of taxes		(1,016,019)	4,589,148	(666,764)	4,589,148
Total comprehensive income		3,064,596	8,137,993	1,929,397	8,137,984

The variation corresponds mainly to the completion of the sale of Banistmo S.A., which generated significant variations in the following items as of June 30, 2026:

(1)Equity method effect related to Banistmo of COP (41,440), and other subsidiaries of COP 88,508, mainly related to Bancolombia S.A.
(2)Foreign exchange differences associated with Banistmo amounted to COP (4,277,693). In addition, foreign exchange differences associated with subsidiaries amounted to COP (603,214), arising mainly from Banagrícola S.A. and Grupo Agromercantil Holding.
(3)Hedge of a net investment in a foreign operation associated with Banistmo, amounting to COP 3,903,903, and current hedge associated with Banagrícola S.A., amounting to COP 72,463.
(4)Tax related to the hedge of a net investment in a foreign operation associated with Banistmo, amounting to COP 44,666, and tax related to the current hedge associated with Banagrícola S.A., amounting to COP (25,362).

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the six-month periods ended June 30, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in pesos)

				Legal reserve				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary reserve	Reserve for share repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Shareholders’ equity as of January 1, 2026		480,914	37	8,578,816	1,166,556	918,582	10,663,954	1,337	3,174,480	3,175,817	22,132,533	3,704,009	40,157,264
Carry-over of prior-year results		-	-	-	-	-	-	-	-	-	3,704,009	(3,704,009)	-
Dividend related to 509,103,132 ordinary shares and 444,111,532 preferred non-voting dividend shares, subscribed, paid-in and outstanding as of December 31, 2025, at COP 4,512 per share, payable as follows: COP 1,128 per share per quarter, on April 1, July 1, October 1, and December 29, 2026.		-	-	-	-	-	-	-	-	-	(4,243,930)	-	(4,243,930)
Release of reserves	13	-	-	(3,134,348)	(1,166,556)	-	(4,300,904)	-	-	-	4,300,904	-	-
Reserve for capital strengthening and future growth	13	-	-	-	3,760,983	-	3,760,983	-	-	-	(3,760,983)	-	-
Reserve to execute the repurchase of shares	13	-	-	(431,418)	-	431,418	-	-	-	-	-	-	-
Treasury share repurchase	13	-	-	-	-	(536,319)	(536,319)	-	-	-	-	-	(536,319)
By the equity method in subsidiaries, associates and joint ventures	5, 6	-	-	-	-	-	-	-	-	-	(45,381)	-	(45,381)
Profit for the period		-	-	-	-	-	-	-	-	-	-	4,080,615	4,080,615
Other comprehensive income		-	-	-	-	-	-	18	(1,016,037)	(1,016,019)	-	-	(1,016,019)
Equity as of June 30, 2026		480,914	37	5,013,050	3,760,983	813,681	9,587,714	1,355	2,158,443	2,159,798	22,087,152	4,080,615	38,396,230

The accompanying notes form an integral part of these separate financial statements.

5

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the six-month periods ended June 30, 2026, and 2025de 2
(Stated in millions of Colombian pesos, except per share amounts stated in pesos)

				Appropriated reserves				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary reserve	Reserve for share repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Equity as of January 1, 2025		-	37	-	-	-	-	-	-	-	-	1	38
Effects of the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	1	480,914	-	9,928,816	1,166,556	-	11,095,372	1,333	5,343,919	5,345,252	20,188,835	2,338,024	39,448,397
Reserve for equity strengthening and future growth.	13	-	-	(1,350,000)	-	1,350,000	-	-	-	-	-	-	-
Equity method from participation in subsidiaries, associates and joint ventures.	5, 6	-	-	-	-	-	-	-	(756,031)	(756,031)	1,959,185	-	1,203,154
Income for the year		-	-	-	-	-	-	-	-	-	-	1,210,820	1,210,820
Other comprehensive income		-	-	-	-	-	-	(73)	-	(73)	-	-	(73)
Assets as of June 30, 2025		480,914	37	8,578,816	1,166,556	1,350,000	11,095,372	1,260	4,587,888	4,589,148	22,148,020	3,548,845	41,862,336

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF CASH FLOWS
GRUPO CIBEST S.A.
As of June 30, 2026 and 2025
(Stated in millions of Colombian pesos)

	Nota	June 30, 2026	Junio 30, 2025
Net income		4,080,615	3,548,845
Adjustments to reconcile net income to net cash:
Equity method – subsidiaries	15.1	(4,197,262)	(3,594,214)
Equity method – associates and joint ventures	15.1	(3,843)	(6,494)
Valuation of equity instruments	15.1	(160)	-
Realization of gains or losses on discontinued operations		77,482	-
Interest income	15.2	(41,851)	(14,340)
Foreign exchange differences		7,523	(624)
Financial obligations interest	16.1	31,898	14,598
Preferred share interest	16.1	27,588	28,650
Income tax		14,069	8,298
Impairment of investments		(181)	380
Changes in operating assets and liabilities:
Increase in other assets		(4,860)	(192)
Increase in other liabilities		18,720	672
Income tax paid		(10,560)	(110)
Net cash used in operating activities		(822)	(14,531)
Cash flows from investment activities
Opening of investments at amortized cost		(4,565,000)	(1,495,518)
Opening of a liquidity income fund		(396,926)	-
Cash capitalizations in investments in subsidiaries		(175,809)	(26,846)
Cancellation of investments at amortized cost		5,887,247	14,000
Interest received from investments at amortized cost		397,065	-
Withdrawals from Fondo Renta Liquidez		51,175	121
Dividends received		1,617,855	695
Sale of assets held for sale		4,834,474	-
Net cash provided by (used in) investing activities		7,650,081	(1,507,548)
Cash flow from financing activities:
Payment on foreign currency financial liability		(552,552)	-
Share buyback	14	(536,319)	-
Dividends paid		(1,772)	-
Net cash used in financing activities		(1,090,643)	-
Increase in cash and cash equivalents, before the effect of exchange rate changes		6,558,616	(1,522,079)
Cash received from spin-off		-	1,527,432
Effect of exchange rate variations on cash and cash equivalents		(692)	62
Increase in cash		6,557,924	5,415
Cash at the beginning of the period		116,820	-
Cash at the end of the period		6,674,744	5,415

The accompanying notes form an integral part of these separate financial statements.

7

NOTES TO THE SEPARATE FINANCIAL STATEMENTS
GRUPO CIBEST S.A.
All amounts are expressed in millions and billions of Colombian pesos, where applicable.
Foreign currency figures are expressed in thousands of the respective currency.

NOTE 1. REPORTING ENTITY

Grupo Cibest S.A., hereinafter 'Cibest', is a listed issuer on the Colombian Stock Exchange (BVC), as well as on the New York Stock Exchange (NYSE), since 2025. Cibest main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales. The company was constituted under the corporate name Grupo Cibest S.A. according to public deed number 10,594 dated September 25, 2024, issued by Notary Office No. 15 of Medellín.
The duration contemplated in the bylaws is until December 8, 2144; however, it may be dissolved or extended before that date.

Cibest’s corporate purpose is to invest in movable and immovable property, particularly in shares, equity interests, or any other type of participation in Colombian and/or foreign companies or entities, as well as to manage such investments.

Cibest’s bylaws are set out in Public Deed No. 386 dated May 12, 2025, executed before Notary Public No. 30 of Medellín, through which the partial spin‑off agreement was formalized. Under this agreement, Bancolombia S.A. (“Bancolombia”), as the spun-off entity, transferred a portion of its assets to Cibest, as the beneficiary entity, without being dissolved.

On May 16, 2025, the market was informed of the completion of the corporate transactions aimed at evolving the group’s corporate structure. As a result, Grupo Cibest became the parent holding company of all financial entities and other subsidiaries, including Bancolombia.

As a result of the completion of these transactions, Bancolombia’s shareholders (excluding Cibest) became shareholders of Cibest. Cibest issued, on their behalf, the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms and conditions and ownership percentages they held in Bancolombia. Consequently, their shares in Bancolombia (excluding those held by Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADR's”) received equivalent ADR's of Cibest, and their Bancolombia ADR's were cancelled.

Cibest’s common shares and preferred shares without voting rights are listed on the Colombian Stock Exchange under the symbols “CIBEST” and “PFCIBEST”, respectively. The ADRs representing preferred shares without voting rights are listed on the New York Stock Exchange under the symbol “CIB”, the same symbol previously used for Bancolombia’s ADRs prior to the corporate restructuring.

Cibest’s common shares, preferred dividend shares without voting rights, and ADR's became eligible for trading as of Monday, May 19, 2025.

Cibest through its subsidiaries (collectively referred to as the “Cibest Group”) has international presence in the United States, Puerto Rico, Panamá, Guatemala, Bermuda, and El Salvador.

At the Ordinary Meeting of the General Shareholders' Assembly of Cibest held on March 24, 2026, the termination of the share buyback program for Cibest's common shares, non-voting preferred shares, and American Depositary Receipts (ADRs), approved by the Shareholders' Assembly on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest’s ADRs was approved, for an amount of up to one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors. For more information on the progress of the execution of the repurchase program carried out up to June 30, 2026, see Note 14. Appropriated reserves

Other corporate matters:

With regard to Cibest's subsidiaries reports that, on June 30, 2026, Grupo Cibest S.A. (Grupo Cibest) finalized the sale of Banistmo S.A. (Banistmo) initially announced to the market on December 18, 2025.

As a result of the completion of the sale, Grupo Cibest transferred 100% of the shares of Banistmo to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), in exchange for the previously agreed and announced sale price. The transaction price was paid with funds from La Hipotecaria and an international syndicated loan.

As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Grupo Inversiones Cuscatlán. Grupo Cibest reports that it has not entered into any agreements with Inversiones Cuscatlán regarding the election of directors or other material corporate matters.

As of January 2, 2026, a company called Estrategias Cibest S.A.S. was incorporated, whose corporate purpose is to carry out any lawful economic activity, including, among others, investment in movable and immovable property, and in particular, investment in shares, quotas or equity interests, or any other participation title in Colombian and/or foreign companies or entities, and the management of said investments. Cibest owns 100% of the shares of this company.

As of June 30, 2026, Cibest has 22 employees.

NOTE 2. MATERIAL ACCOUNTING POLICIES

A. Basis of preparation of the condensed separate interim financial statements

The condensed separate interim financial statements for the cumulative six months ended on June 30, 2026 are prepared in accordance with International Accounting Standard (IAS) 34: Interim Financial Reporting, issued by the International Accounting Standards Board (IASB). These financial statements have not been audited.

These These condensed interim financial statements, given their interim nature, do not include all the information and disclosures normally required for full annual financial statements and should therefore be read in conjunction with Cibest´s separate financial statements for the year ended on December 31, 2025, which were prepared in accordance with the Accounting and Financial Reporting Standards (NCIF) accepted in Colombia, based on International Financial Reporting Standards (IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (IFRS IC), pursuant to the Technical Regulatory Framework issued through Decree 2420 of 2015 and its amendments, issued by the Ministry of Finance and Public Credit and the Ministry of Commerce, Industry and Tourism.

Preparation of the condensed separate interim financial statements on a going concern basis

Management has assessed the Cibest’s ability to continue as a going concern and confirms that the Company has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least 12 months from the end of the reporting period. Based on the liquidity position at the date of authorization of the condensed separate interim financial statements, Management maintains a reasonable expectation that the application of the going concern assumption remains appropriate.

These condensed separate interim financial statements have been prepared on a going concern basis and do not include any adjustments to the carrying amounts or classification of assets and liabilities that would be necessary if the going concern assumption were not applicable.

In Management’s opinion, these condensed separate interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of June 30, 2026, and the date of their authorization and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative six months ended on June 30, 2026 and 2025 are not necessarily indicative of the results for the full year. Cibest considers that the disclosures are sufficient to ensure that the information presented is not misleading or biased. For this reason, the condensed separate interim financial statements include selected explanatory notes to explain events and transactions that are important to the users of the financial statements or represent significant materiality in understanding the changes in the Cibest’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for certain financial assets and liabilities that are measured at fair value. These financial assets and liabilities correspond to those designated as measured at fair value through profit or loss and equity instruments designated at fair value through other comprehensive income (OCI) in equity. Likewise, recognized assets and liabilities designated as hedged items in a fair value hedge are adjusted in the carrying amount for changes in fair value attributable to the hedged risk. Additionally, investments in subsidiaries, associates and joint ventures are measured using the equity method.

The condensed separate interim financial statements are presented in Colombian pesos (COP) and figures are stated in millions or billions (when indicated), except for dividends per share and the market exchange rate, which are presented in Colombian pesos, while foreign currencies (dollars, euros, pounds, etc.) are stated in thousands.

The condensed separate interim financial statements constitute the basis for regulatory compliance, the determination and distribution of dividends, and other appropriations approved by the shareholders.

B. Use of estimates and judgments

The preparation of the condensed separate interim financial statements requires Cibest's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

These estimates and assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the change affects only that period, or in the period of the revision and subsequent periods, if the changes affects both current and future periods.

For the period ended on June 30, 2026, there were not significant changes in the basis used to determine the significant estimates and judgments made by Management in applying Cibest's accounting policies, compared with those applied in the separate financial statements for the year ended on December 31, 2025.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the separate financial statements for the year ended on December 31, 2025, continue to be applied in these condensed separate interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2026, as shown below:

Recently issued accounting pronouncements not yet adopted in Colombia

Accounting standards under assessment by Management

Amendments to IAS 28: Fair value option for investments in associates and joint ventures

On June 26, 2026, the IASB issued targeted amendments related to the use of the fair value option as an exemption from applying the equity method for certain eligible entities. These amendments are intended to clarify the scope of the entities that may elect to measure their investments in associates and joint ventures at fair value through profit or loss, instead of applying the equity method. These amendments include:

-The clarification that an entity similar to a venture capital organization, mutual fund or investment trust includes an entity whose main business activity is investing in particular types of assets, as established in IFRS 18.
-The confirmation that eligibility to apply the fair value option must be assessed based on the entity that directly holds the investment in the associate or joint venture.
-The reduction of diversity in practice regarding the interpretation of the concept of “similar entity”, promoting a more consistent application of the requirements of IAS 28.
-The alignment of the IAS 28 criteria with the new classification and presentation requirements introduced by IFRS 18, improving the comparability of financial information.

These amendments will be effective when an entity first applies IFRS 18 Presentation and Disclosure in Financial Statements, for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted.

Management is assessing the impact that these amendments will have on Cibest's separate financial statements and disclosures.

IFRS 20 Regulatory Assets and Regulatory Liabilities

In May 2026, the Board issued IFRS 20 Regulatory Assets and Regulatory Liabilities, which establishes the criteria for the recognition, measurement, presentation and disclosure of the effects arising from rate regulation schemes. Its application will affect the financial statements of entities subject to rate regulation, such as companies that provide electricity, water and gas services, mainly in the following aspects:

-The recognition of regulatory assets and regulatory liabilities arising from differences in timing between costs and income recognized for accounting purposes and those recoverable or refundable through future rates.
-The measurement of those assets and liabilities considering the conditions established in the applicable regulatory frameworks.
-The incorporation of new presentation requirements in the financial statements, with the objective of improving transparency regarding the effects of rate regulation.
-The expansion of disclosures related to the nature, risks and financial effects of the regulatory mechanisms to which the entity is subject.
-Better comparability among regulated entities, by establishing a uniform accounting model for differences arising from rate regulation.

IFRS 20 will be effective for annual reporting periods beginning on or after January 1, 2029, with earlier application permitted.

This new standard was analyzed by Management, with no impact identified on Cibest’s condensed separate interim financial statements and disclosures, given that the entity does not carry out activities subject to rate regulation schemes that give rise to the recognition of regulatory assets or regulatory liabilities within the scope of the standard.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the Board issued IFRS 18 Presentation and Disclosure in Financial Statements to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

-Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
-Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
-More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

The IASB has proposed that this standard be effective for annual reporting periods beginning on or after January 1, 2027, with early application permitted. As of the reporting date, this standard has not yet been incorporated into the accounting framework accepted in Colombia.

Management is assessing the impact that this standard will have on Cibest's separate financial statements and disclosures.

Accounting standards assessed in prior periods

The following accounting pronouncements were assessed by Management, and no impacts were identified on Cibest’s separate financial statements and disclosures:

-IAS 12 - International tax reform – Pillar two model rules.
-IFRS 16 - Lease liability in a sale and leaseback.
-Amendments to the classification and measurement of financial instruments – Amendments to IFRS 9 and IFRS 7.
-Annual improvements to IFRS Accounting Standards – Volume 11.

NOTE 3. CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	June 30, 2026	December 31, 2025
In millions of COP
Cash
Deposits from banks and other private financial institutions (1)	6,674,744	116,820
Total cash and cash equivalents	6,674,744	116,820
(1) The increase corresponds mainly to the cash received from the sale of Banistmo S.A. to Grupo de Inversiones Cuscatlán and the maturity of a virtual investment with Bancolombia S.A., operations carried out in June 2026.

NOTE 4. INVESTMENT FINANCIAL ASSETS

Cibest’s portfolio of financial instruments and derivatives as of June 30, 2026 and December 31, 2025 is described below:

investment financial assets and derivative financial instruments	June 30, 2026	December 31, 2025
In millions of COP
Investments at amortized cost (1)	-	1,331,390
Equity instruments (2)	4,422	4,384
Total financial investment instruments	4,422	1,335,774
(1)As of June 30, 2026, the variation corresponds to the maturity of virtual investments held with Bancolombia S.A.; as of December 31, 2025, the balance corresponds to investments in fixed-term deposits with fixed returns held in Bancolombia.
(2)See Note 4.1. Investments in equity securities.

4.1. Investments in equity securities

The detail of investments in equity securities is as follows:

Equity financial instruments	June 30, 2026	December 31, 2025
In millions of COP
Equity investments at fair value through profit or loss	145	124
Investment Fund Renta Liquidez	145	124
Equity instruments measured at fair value through OCI	4,277	4,260
Fiduciary Rights P.A. Cadenalco 75 Years	4,277	4,260
Total equity financial instruments	4,422	4,384

As of June 30, 2026, no impairment losses were recognized on equity instruments.

These investments are considered strategic for Cibest; therefore, there are no plans to dispose of them in the near term.
The valuation effect on the statement of comprehensive income, corresponding to equity financial instruments, is COP 17 as of June 30, 2026. See Condensed Separate Interim Statement Of Income – Gain (loss) on valuation of financial instruments.

4.2. Hedge of a net investment in a foreign operation
Cibest applies hedge accounting in accordance with IFRS 9, under the hedge type of a net investment in a foreign operation.

Hedging of the Investment in Banagrícola S.A.

As of December 30, 2025, Cibest designated USD 359,000 in financial liabilities as a hedging instrument. The purpose of this hedging relationship is to protect Cibest against exchange rate risk (USD/COP) arising from a portion of its net investment in Banagrícola, an El Salvador-based company whose financial statements are denominated in USD.

14

During the first half of 2026, prepayments totaling USD 125,000 were made on working capital loans. The remaining principal in the hedging instruments is USD 234,000, which reflects the new carrying amount.

Additionally, in March 2026, a renewal negotiation was carried out with Bancolombia Panama for the loans that made up the hedging instrument, generating a new term and rate for the same amount, so the conditions do not differ substantially from the previous loan, allowing the hedging relationship to continue.
The carrying amount and the hedged portion of the investment are listed below:

Banagrícola S.A.	June 30, 2026	December 31, 2025
In thousands of USD
Net investment hedged in the hedging relationship	234,000	359,000
Net investment not covered	1,079,676	1,089,302
Total net investment Banagrícola S.A.	1,313,676	1,448,302
The following is a breakdown of the designated hedging instruments used to hedge a net investment in a foreign operating unit:

As of June 30, 2026

Financial liabilities in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/09/2027	5.59%	234,000	234,000
Total financial liabilities			234,000	234,000
(1) As of June 30, 2026, the amount of these obligations amounted to COP 805,154. For further information on obligations to correspondent banks, see Note 9. Borrowings from other financial institutions

As of December 31, 2025

Financial liabilities in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/03/2026	5.85%	234,000	234,000
25/03/2022	24/03/2026	5.84%	100,000	100,000
28/03/2022	27/03/2026	5.79%	25,000	25,000
Total financial liabilities			359,000	359,000

Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.

Cibest has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 234,000. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging
18

instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured before taxes.

Gains or losses on translation of Banagrícola's financial statements are recognized in OCI. Consequently, the exchange difference related to the translation of debt securities issued and borrowings from correspondent banks is recognized directly in OCI.

NOTE 5. INVESTMENT IN SUBSIDIARIES

The detail of investments in subsidiaries as of June 30, 2026 and December 31, 2025 is as below:

			June 30, 2026		December 31, 2025
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
Bancolombia S.A.	Financial services	Colombia	94.50%	27,127,970	94.50%	26,029,103
Banagrícola S.A. and Subsidiaries	Holding	El Salvador	99.17%	3,714,981	99.17%	4,092,596
Grupo Agromercantil Holding S.A.	Holding	Guatemala	100.00%	2,930,521	100.00%	3,157,573
Inversiones Cibest S.A.S.	Investment	Colombia	100.00%	1,407,107	100.00%	1,226,484
Renting Colombia S.A.S.	Operating lease	Colombia	94.58%	379,261	94.58%	347,338
Estrategias Cibest S.A.S. (1)	Holding	Colombia	100.00%	155,477	-%	-
Negocios Digitales Colombia S.A.S.	Payment solutions	Colombia	100.00%	106,737	100.00%	105,679
Cibest Panamá Assets S.A.	Holding	Panama	100.00%	90,383	100.00%	94,723
Wompi S.A.S.	Technology services	Colombia	100.00%	88,987	100.00%	80,537
Cibest Investment Management S.A.S.	Investment	Colombia	100.00%	62,284	100.00%	54,945
Valores Cibest S.A.S.	Investment	Colombia	100.00%	62,285	100.00%	54,945
Cibest Inversiones Estratégicas S.A.S.	Investment	Colombia	100.00%	62,285	100.00%	54,945
Wenia Ltd.	Technology services	Bermudas	100.00%	41,832	100.00%	47,578
Nequi S.A. Finance Company	Financial services	Colombia	94.99%	38,268	94.99%	59,612
Total investment in subsidiaries				36,268,378		35,406,058

(1) In March 2026, Estrategias Cibest S.A.S. was incorporated.
The following tables set forth the changes of the Cibest's investments in subsidiaries as of June 30, 2026 and December 31, 2025:
19

June 30, 2026	Bancolombia S.A.	Banagricola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Estrategias Cibest S.A.S	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance	26,029,103	4,092,596	3,157,573	1,226,484	347,338	-	105,679	447,285	35,406,058
Equity method through income statement (1)	3,579,557	227,261	179,571	186,752	31,923	5,477	754	(14,033)	4,197,262
OCI (Equity method)	(76,555)	(369)	(7,437)	(3,970)	-	-	309	(486)	(88,508)
Foreign exchange difference	-	(335,719)	(256,418)	-	-	-	-	(11,077)	(603,214)
Purchases / capitalizations (2)	-	-	-	-	-	150,000	-	25,809	175,809
Dividends	(2,362,500)	(268,788)	(142,710)	-	-	-	-	-	(2,773,998)
Profit for previous years	(41,635)	-	(58)	(2,159)	-	-	(5)	(1,174)	(45,031)
Ending balance	27,127,970	3,714,981	2,930,521	1,407,107	379,261	155,477	106,737	446,324	36,268,378
(1) See Note 15.1. Net income from equity method investments.
(2) During the year 2026, capitalizations have been made for the following entities: Estrategias Cibest S.A.S for COP 150,000, Wenia Ltd. COP 21,522, Cibest Panamá Assets S.A. COP 4,287.

December 31, 2025	Bancolombia S.A.	Banistmo S.A. (1)	Banagricola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance
Value received from the partial spin‑off from Bancolombia S.A. to Grupo Cibest S.A.	21,625,229	11,125,504	4,676,277	3,465,595	-	324,563	102,321	129,648	41,449,137
Standardization from Super to Full standard	1,857,038	-	-	-	-	-	-	11,490	1,868,528
Equity method through income statement (2)	3,869,264	-	398,428	74,300	172,163	22,775	2,587	12,990	4,552,507
OCI (Equity method)	(125,322)	36,586	3,214	505	(8,819)	-	(9,206)	(1,315)	(104,357)
Foreign exchange difference	-	(1,007,615)	(536,240)	(375,836)	-	-	-	(3,556)	(1,923,247)
Purchases / capitalizations (3)	-	-	-	-	1,063,507	-	-	255,174	1,318,681
Transfer of shares for in-kind capitalization	(1,189,386)	-	-	-	-	-	-	-	(1,189,386)
Dividends	-	-	(449,014)	-	-	-	-	-	(449,014)
Profit for previous years	(7,720)	(2,650)	(69)	(6,991)	(367)	-	9,977	100	(7,720)
Spin-off value (4)	-	(42,754)	-	-	-	-	-	42,754	-
Participation method reclassified to discontinued operation	-	294,037	-	-	-	-	-	-	294,037
Reclassification of assets held for sale	-	(10,403,108)	-	-	-	-	-	-	(10,403,108)
Ending balance	26,029,103	-	4,092,596	3,157,573	1,226,484	347,338	105,679	447,285	35,406,058
(1) Due to the purchase agreement signed on December 18, 2025, the investment in Banistmo S.A. was classified as an asset held for sale. See Note 1. Reporting entity.
(2) See Note 15.1. Net income from equity method investments
(3) During the year 2025, capital contributions were made for the following entities: Inversiones Cibest S.A.S. for COP 1,063,507, Cibest Inversiones Estratégicas S.A.S. COP 43,501, Cibest Investment Management S.A.S. COP 43,501, Valores Cibest S.A.S. COP 43,501,

Cibest Panamá Assets S.A COP 49,044, Wenia Ltd. COP 31,629, Wompi S.A.S. COP 25,000, Nequi S.A. Compañía De Financiamiento COP 18,998.
(4) This corresponds to the partial spin-off by Banistmo, whereby 100% of the shares it held in Cibest Capital Panamá (formerly Valores Banistmo S.A.) in favor of Cibest Panamá Assets S.A. See Note 1. Reporting entity

The following is supplementary information on Cibest's most significant subsidiaries as of June 30, 2026 and December 31, 2025 without eliminations:
As of June 30, 2026

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	292,196,676	263,614,944	100,546,336	3,787,890
Banagrícola S.A.	24,606,297	22,382,518	1,495,538	229,447
Grupo Agromercantil Holding S.A.	21,884,274	19,938,851	1,275,840	179,571
Inversiones Cibest S.A.S.	1,407,760	653	187,442	186,752
Renting Colombia S.A.S.	2,527,897	2,098,129	686,850	33,751

As of December 31, 2025

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	268,641,523	241,222,614	161,855,076	6,123,641
Banagrícola S.A.	25,916,846	23,452,205	3,134,775	591,651
Grupo Agromercantil Holding S.A.	24,415,732	22,333,798	2,694,210	113,240
Inversiones Cibest S.A.S.	1,226,484	1	174,869	172,162

For the purpose of applying the equity method to subsidiary companies, the financial statements as of June 30, 2026 and December 31, 2025, respectively, have been used.

As of June 30, 2026 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions; likewise, there are no contingent liabilities in connection with their interests in the aforementioned subsidiaries.

NOTE 6. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table summarizes the balance sheet balances of investments in associates and joint ventures as of June 30, 2026 and December 31, 2025:

Composition	June 30, 2026	December 31, 2025
In millions of COP
Joint ventures	35,117	41,824
Investments in associates	22,679	22,087
Total	57,796	63,911

The following tables present Cibest's investments in joint ventures as of June 30, 2026 and December 31, 2025:

Company name	Principal activity	Country	June 30, 2026		December 31, 2025
			% of participation	Investment	% of participation	Investment
Puntos Colombia S.A.S.	Customer loyalty management	Colombia	50.00%	26,829	50.00%	28,862
International Ejecutiva de Aviación S.A.S.	Air transportation service	Colombia	50.00%	8,288	50.00%	12,962
Total investments in joint ventures				35,117		41,824

The following tables present the movement of Cibest's joint venture investments as of June 30, 2026 and December 31, 2025:

	June 30, 2026			December 31, 2025
In millions of COP
	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total
Balance at beginning of period	28,862	12,962	41,824	-	-	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	-	-	20,516	9,828	30,344
Income in equity method (1)	5,968	(3,796)	2,172	13,062	2,391	15,453
OCI (Equity method) (2)	-	(853)	(853)	-	291	291
Purchases/Capitalizations	-	-	-	-	452	452
Dividends	(8,001)	-	(8,001)	(4,716)	-	(4,716)
Retained earnings	-	(25)	(25)	-	-	-
Balance at end of period	26,829	8,288	35,117	28,862	12,962	41,824
(1)See Note 15.1. Net income from equity method investments
(2)See Separate Statement of Comprehensive Income.

The following information pertains to Cibest's investments in associates:

Company name	Main activity	Country	June 30, 2026		December 31, 2025
			% participation	Investment value	% participation	Investment value
Protección S.A.	Pension and severance fund management	Colombia	0.69%	22,679	0.69%	22,087
Total Investments in associates				22,679		22,087

The following table presents the movement of investments in Cibest associates as of June 30, 2026 and December 31, 2025:

Protección S.A.	June 30, 2026	December 31, 2025
In millions of COP
Balance at beginning of period	22,087	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	20,163
Equity method recognized in income (1)	1,671	1,921
Equity method recognized in OCI (2)	1	3
Dividends	(755)	-
Profit for previous years	(325)	-
Balance at end of period	22,679	22,087

(1) See note 15.1. Net income from equity method investments
(2) See Condensed separate interim statement of comprehensive income.

Below is the supplementary information on Cibest's most significant associates and joint ventures as of June 30, 2026 and December 31, 2025:

As of June 30, 2026

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,608,763	904,154	1,080,763	243,462
International Ejecutiva de Aviación S.A.S.	Joint ventures	116,194	116,790	19,313	(7,594)
Puntos Colombia S.A.S.	Joint ventures	294,943	241,284	202,468	11,937

As of December 31, 2025

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,422,617	804,200	1,959,129	376,826
International Ejecutiva de Aviación S.A.S.	Joint ventures	124,574	115,822	87,639	7,723
Puntos Colombia S.A.S.	Joint ventures	300,468	242,743	479,509	31,774

For the purpose of applying the equity method to associates and joint ventures, the financial statements as of May 31, 2026 and December 31, 2025 respectively, were used.

NOTE 7. ASSETS HELD FOR SALE, NET

On December 18, 2025, Cibest, acting as seller, and Inversiones Cuscatlán Centroamérica S.A., acting as buyer, entered into a purchase and sale agreement whereby the seller transfers 100% of the shares of Banistmo S.A. (See Note 1. Reporting entity).

As a result of this agreement, the investment in Banistmo S.A. was reclassified, in December 2025, as an “Asset held for sale”, in accordance with IFRS 5.

On June 30, 2026, Cibest finalized the sale of Banistmo S.A. to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A., for a total of USD 1,418,000.

NOTE 8. OTHER ASSETS, NET

The following details other assets, net as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
In millions of COP
Other accounts receivable (1)	124,424	57
Tax credit balances (2)	12,810	-
Prepaid expenses	248	413
Others (3)	2,827	69
Total other assets, net	140,309	539
(1)It mainly corresponds to outstanding dividends from Grupo Agromercantil Holding for COP 123,516 and capital advance to Internacional Ejecutiva de Aviación S.A.S. for COP 907.
(2)This value includes advance income tax, ICA withholding on dividends and withholding tax on financial returns.
(3)It mainly corresponds to withholding tax that can be passed on to shareholders for dividends received.

NOTE 9. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial liabilities measured at amortized cost as of June 30, 2026 and December 31, 2025 is as follows:

	June 30, 2026	December 31, 2025
In millions of COP
Obligations granted by foreign banks (1)	818,283	1,412,752
Total	818,283	1,412,752
(1)The variation is explained by the prepayments of loans to Bancolombia Panama, made in the months of March and May 2026, for a total principal amount of COP 471,175, coupled with the decrease in the exchange rate of June 2026, compared to December 2025. See Note 4.2. Hedge of a net investment in a foreign operation.
Borrowings from foreign banks

Financial entity	Minimum rate	Maximum rate	June 30, 2026
In millions of COP
Financing with Correspondent Banks (1) (2)	5.59%	5.59%	818,283
Total			818,283
(1)See Note 4.2. Hedge of a net investment in a foreign operation
(2)This amount includes principal of COP 805,154, and accrued interest of COP 13,129.

Financial entity	Minimum rate	Maximum rate	December 31, 2025
In millions of COP
Financing with Correspondent Banks	5.79%	5.85%	1,412,752
Total			1,412,752
The contractual maturities of financial obligations with foreign entities are as follows:

	June 30, 2026	December 31, 2025
In millions of COP
Long term (more than 1 year)	818,283	1,412,752
Total	818,283	1,412,752

NOTE 10. PREFERRED SHARES

Cibest recognized a financial liability for the obligation to pay preferential cash dividends to the holders of preferred shares.
1

Details of the liability related to preferred shares as of June 30, 2026 and December 31, 2025 are as follows:

	June 30, 2026	December 31, 2025
In millions of COP
Opening balance - minimum dividend on preferred shares (1)	583,477	545,873
Interest expense on preferred shares	27,588	37,604
Payment of dividends declared during the period	(56,974)	-
Total	554,091	583,477
(1) See details in Note 16.1. Interest expense

NOTE 11. INCOME TAX

The income tax is recognized in accordance with current tax regulations.

11.1. Components recognized in the separate income statement
The following table provides a detailed breakdown of total income tax for the six-month periods ended June 30, 2026, and 2025, and for the three-month periods from April 1 to June 30, 2026, and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Current tax
Fiscal year	(12,683)	-	(10,299)	-
Prior fiscal terms	(10)	-	12	-
Total, current income tax	(12,693)	-	(10,287)	-
Deferred tax
Fiscal year	(1,016)	(8,298)	(5,152)	(8,298)
Prior fiscal terms	(360)	-	(360)	-
Total, deferred tax	(1,376)	(8,298)	(5,512)	(8,298)
Total income tax continuous operations	(14,069)	(8,298)	(15,799)	(8,298)

11.2. Regulatory and legal changes

The Political Constitution of Colombia provides that, when events occur that seriously disrupt the country’s economic, social, and ecological order, the President of the Republic is authorized, with the signatures of all his ministers, to declare a state of emergency. This allows the President to issue decrees with the force of law, aimed exclusively at mitigating the crisis. These powers also permit, on a temporary basis, the establishment of new taxes or the modification of existing ones; such regulations cease to be in effect at the end of the following fiscal year.

On February 11, 2026, the Colombian government issued Decree 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to winter emergencies; subsequently, on February 24, 2026, it issued Legislative Decree 173,
1

which established, as a temporary tax measure for fiscal year 2026, a wealth tax on Colombian legal entities that are income tax payers. This tax is levied on liquid assets that, as of March 1, 2026, are equal to or exceed 200,000 UVT (COP $10,475 million for 2026), at a general rate of 0.5% and a special rate of 1.6% for financial institutions, stockbrokers, and other entities in certain specific sectors. The Constitutional Court of Colombia, in Ruling C-191 of June 24, 2026, declared Decree 150 partially constitutional and is currently continuing to review the constitutionality of Legislative Decree 173.

11.3. Reconciliation of the effective tax rate

The following details the reconciliation between the total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the separate Income Statement For the six-month periods ended June 30, 2026, and 2025 and for the three-month periods from April 1 to June 30, 2026 and 2025:

	Accumulated		Quarterly
Effective tax rate reconciliation	2026	2025	2026	2025
In millions of COP
Income before taxes on continuous operations	4,130,384	3,557,143	2,696,219	3,557,134
Applicable tax at nominal rate (1)	(1,445,634)	(1,245,000)	(943,677)	(1,244,997)
Non-deductible expenses for the determination of taxable profit	(69,334)	(10,444)	(38,346)	(10,444)
Net book and non-taxable income for the determination of taxable profit	1,491,371	1,255,723	966,949	1,255,720
Net tax and non-accountable income for the determination of taxable profit (2)	(941,444)	(521)	(16,744)	(521)
Net income from ordinary activities exempted from taxation	109,479	-	12,595	-
Income from ordinary activities not constituting income or occasional gain from taxable activities (2)	829,940	242	3,065	242
Previous fiscal years	(370)	-	(348)	-
Other tax rate effects due to reconciliation between book income and tax expense	11,923	(8,298)	707	(8,298)
Total tax continuous operations	(14,069)	(8,298)	(15,799)	(8,298)

(1) The nominal income tax rate is 35%.
(2) This applies to dividends paid out as tax-exempt by subsidiary companies.

11.4. Components recognized in the separate statement of comprehensive income (OCI)

From January 1 to June 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Current tax expense	Net taxes
Utility in valuation of financial instruments	17	1	-	18
Net loss from investments in subsidiaries accounted for using the equity method (1)	(5,010,855)	-	-	(5,010,855)
Net loss from investments in associates and joint ventures accounted for using the equity method	(852)	-	-	(852)
Net Foreign Operations Investment Hedging Gain (2)	3,976,366	16,573	2,731	3,995,670
Net	(1,035,324)	16,574	2,731	(1,016,019)

(1) Includes the effects of exchange rate differences related to the line item in the OCI titled “Other comprehensive income to be reclassified to income.
(2) Includes the effects of reclassification from OCI following the disposal of its stake in Banistmo, amounting to 15,552 COP in current income tax and 29,113 COP in deferred income tax

January 1 through June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net of taxes
Net gain on the valuation of financial instruments	1,703	(443)	1,260
Net income from investments in subsidiaries accounted for using the equity method (1) (2)	8,580,393	-	8,580,393
Net income from investments in associates and joint ventures accounted for using the equity method (2)	560	-	560
Net Investment Hedging Loss on Foreign Operations (3)	(3,973,893)	(19,172)	(3,993,065)
Net	4,608,763	(19,615)	4,589,148
(1)Includes the effects of exchange rate differences from the item referred to in OCI as “Other comprehensive income to be reclassified to income.
(2)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(3)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Effects of hedge accounting.”

QUARTERLY REPORT

From April 1 to June 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Current tax expense	Net taxes
Utility in valuation of financial instruments	(50)	10	-	(40)
Net loss from investments in subsidiaries accounted for using the equity method (1)	(4,643,357)	-	-	(4,643,357)
Net loss from investments in associates and joint ventures accounted for using the equity method	85	-	-	85
Net foreign exchange gain on foreign operations (2)	3,946,947	19,790	9,811	3,976,548
Net	(696,375)	19,800	9,811	(666,764)
(1)Includes the effects of foreign exchange differences related to the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(2)Includes the effects of the OCI’s realization upon the disposal of its equity interest in Banistmo, amounting to COP 15,552 for current income tax and COP 29,113 for deferred income tax.

From April 1 to June 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net of taxes
Net income from financial instruments measured at fair value	1,703	(443)	1,260
Loss on valuation of investments in associates and joint ventures (1)	8,580,393	-	8,580,393
Unrealized loss on investments in associates and joint ventures using equity method(1)	560	-	560
Net income - net investment in foreign operations hedge (2)	(3,973,893)	(19,172)	(3,993,065)
Net	4,608,763	(19,615)	4,589,148
(1)Contains the effects of exchange rate differences from the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(2)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(3)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Effects of hedge accounting.”

11.5. Deferred tax

According to financial projections, the Group expects to generate sufficient net income in the future to offset the items recorded as deductible deferred taxes. These estimates are based on financial projections that were developed using economic research data from the Cibest Group and the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, portfolio growth, and interest rates. In addition to these factors, the Cibest Group’s long-term strategy is also taken into account.

	December 31, 2025	Effect on Income Statement	Effect on OCI	June 30, 2026
In millions of COP
Asset Deferred Tax:	-	-	-	-
Other Deductions	360	8,237	-	8,597
Total Asset Deferred Tax	360	8,237	-	8,597
Liability Deferred Tax:	-	-	-	-
Investment Valuation	(4,073)	396	1	(3,676)
Financial obligations(1)	(8,859)	(10,009)	(12,540)	(31,408)
Total, deferred tax liabilities	(12,932)	(9,613)	(12,539)	(35,084)
Total, net deferred tax	(12,572)	(1,376)	(12,539)	(26,487)

(1) The change in OCI is due to investment hedging—see Note 4.2. Hedge of a net investment in a foreign operation

11.6. Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is

In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	June 30, 2026	December 31, 2025
In millions of COP
Temporary differences	-	-
Local subsidiaries	(7,001,661)	(5,665,440)
Foreign subsidiaries	(6,638,603)	(7,209,144)
11.7. Dividends
11.7.1. Dividend payment
Dividends to be distributed by the Cibest Group's will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.

11.7.2. Dividends received from colombian subsidiary companies

Considering the historical tax status of the dividends received by the Cibest Group's from its affiliates and national subsidiaries, it is expected that in the future dividends will be
1

received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Cibest Group's, its affiliates and national subsidiaries belong to the same business group.
11.8. Uncertain tax positions
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Cibest Group's.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Cibest Group's at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Cibest Group's did not recognize uncertain tax positions in its financial statements.
11.9. Transfer pricing rules
Cibest Group's recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.

NOTE 12. OTHER LIABILITIES

The following section details other liabilities to June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
In millions of COP
Accounts payable (1)	3,312,623	1,702
Salaries and labor obligations	691	272
Short-term benefits and bonuses	1,179	2,328
Others	1	1
Total	3,314,494	4,303
(1)This mainly corresponds to dividends payable to shareholders of COP 3,231,599.

NOTE 13. SHARE CAPITAL

The subscribed and paid-in capital is the following:

1

	June 30, 2026	December 31, 2025
Authorized shares	1,400,000,000	1,400,000,000
Subscribed and paid-in shares	509,704,584	509,704,584
Common shares	(1,229,831)	(601,452)
Total shares	508,474,753	509,103,132
Preferred shares issued and fully paid	452,122,416	452,122,416
Preferred shares	(15,935,203)	(8,010,884)
Total preferred shares	436,187,213	444,111,532
Total shares	944,661,966	953,214,664
Subscribed and paid capital (nominal value in millions of COP)	480,914	480,914
Authorized shares (nominal value, in millions of COP)	700,000	700,000
(1) The nominal value per share is five hundred pesos (COP 500).

Distribution and payment of dividends

Dividends must be approved at the Ordinary General Meeting upon the recommendation of the Board of Directors.

Except in the events indicated below, this approval corresponds to a simple majority of the shares represented at the Meeting.

In accordance with the legal regime applicable to Cibest, the company is required to distribute at least fifty percent (50%) of its net profits, unless shareholders representing seventy-eight percent (78%) of the shares present at the meeting approve a different distribution amount. When the total of the legal, statutory, or occasional reserves exceeds one hundred percent (100%) of subscribed share capital, the mandatory distribution of net profits increases to seventy percent (70%).

Dividend distribution must be made to all shareholders in cash and within the year following the General Assembly in which the dividend was declared. If not paid in cash, the dividend payment—requiring shareholders to receive it in the form of fully paid-up shares of the company—shall require the favorable vote of eighty percent (80%) of the represented ordinary shares and eighty percent (80%) of the subscribed preferred shares with no voting rights.

The annual net profits of Cibest must be applied as follows: (i) first, an amount equal to 10% of Cibest’s net profits to a legal reserve until such reserve is equal to at least 50% of the Cibest’s subscribed share capital; (ii) second, to the payment of the minimum dividend on the preferred shares and without voting rights; and (iii) third, as may be determined in the ordinary annual general ordinary shareholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Common shares

The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary shareholders' meeting. Within 15 business days prior to such meeting, such holders are entitled to inspect the books and records of the Company.

Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established at general shareholders’ meeting.The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares and without voting rights.

Preferred shares with no voting rights

The holders of preferred shares with no voting rights are entitled to receive dividends based on the net profits of the previous year, after deducting the losses affecting the capital and after deducting the amount legally allocated to the legal reserve, but before creating or accruing any other reserve.

The minimum preferred dividend shall be equal to one percent (1%) per annum of the subscription price of the preferred share provided that this dividend is higher than the dividend assigned to the common shares. Otherwise, the dividend will be increased up to an amount equal to the dividend per share of common stock.

The payment of the preferred dividend will be made at the time and in the manner established by the general shareholders' meeting and with the priority established by Colombian law.

Any dividend payable in shares issued as a stock dividend of the Company requires the approval of eighty percent (80%) or more of the ordinary shares represented and eighty percent (80%) or more of the outstanding preferred shares without voting rights. In the event that none of the holders of non-voting preferred shares is present at such meeting, the share dividend may only be distributed to holders of ordinary shares who approve such distribution.

Reserved Shares

These are the shares available between the maximum limit of authorized capital and the subscribed share capital. Cibest has 438,173,000 shares in reserve.

NOTE 14. APPROPRIATED RESERVES

As of June 30, 2026 and december of 2025, the reserves were made up as follows:

	June 30, 2026	December 31, 2025
In millions of COP
Appropriation of net income (1)	5,013,050	8,578,816
Occasional reserve (2)	3,760,983	1,166,556
Reserve for treasury share acquisition (3)	813,681	918,582
Total reserves (4)	9,587,714	10,663,954
(1)In compliance with Article 452 of the Commercial Code of the Republic of Colombia and is mandatory until it reaches fifty percent (50%) of subscribed share capital. The legal reserve serves two specific purposes: to increase and maintain the company’s capital, and to absorb losses arising from operations. Therefore, its balance may not be distributed as dividends to shareholders
(2)The occasional reserve for equity strengthening and future growth.
(3)On June 9, 2025, the General Shareholders' Meeting approved the establishment of a reserve of COP 1,350,000 for the implementation of a share buyback program, which commenced on July 17, 2025. Subsequently, at the General Shareholders' Meeting held on March 24, 2026, the termination of the program and the establishment of an additional reserve of COP 431,418 were approved to implement a new share buyback program for a maximum amount of up to COP 1,350,000 and a term of up to three (3) years. As of June 30, 2026, and December 31, 2025, buybacks totaling COP 536,173 and COP 430,542, respectively, had been executed, with associated transaction costs of COP 146 and COP 876 for each year.
(4)See Condensed Separate Interim Statement Of Changes In Equity from Grupo Cibest.
29

As of June 30, 2026, the movement in the reserve for the reacquisition of shares is as follows:

	June 30, 2026	December 31, 2025
In millions of COP
Opening balance	918,582	-
Establishment of a reserve for the repurchase of treasury shares	431,418	1,350,000
Repurchase of ordinary shares (1)	(45,541)	(34,706)
Repurchase of preferred shares (2)	(490,632)	(395,836)
Transactional costs	(146)	(876)
Balance of the reserve for the repurchase of own shares (3)	813,681	918,582
(1) As of June 30, 2026, 1,229,831 ordinary shares had been repurchased. See Note 13. Share capital
(2)As of June 30, 2026 15,935,203 preferred shares had been repurchased. See Note 13. Share capital

NOTE 15. OPERATING INCOME
The following information pertains to operating income for the periods ending June 30, 2026 and 2025:

15.1. Net income from equity method investments

The following table shows the details of dividend and equity participation income For the six-month periods ended June 30, 2026, and 2025 and for the three-month periods from April 1 to June 30, 2026 and 2025

	Accumulated		Quarterly
Income from equity participation	2026	2025	2026	2025
In millions of COP
Equity method	4,197,262	3,594,214	2,697,665	3,594,214
Bancolombia S.A.	3,579,557	3,077,505	2,341,549	3,077,505
Banagrícola S.A. and Subsidiaries	227,261	289,935	109,742	289,935
Cibest Investments S.A.S.	186,752	25,189	122,565	25,189
Grupo Agromercantil Holding	179,571	53,443	97,801	53,443
Other Subsidiaries	24,121	(37,878)	26,008	(37,878)
Banistmo S.A.		186,020	-	186,020
Equity method investments in associates and joint ventures	3,843	6,494	2,413	6,494
Puntos Colombia S.A.S.	5,968	4,329	4,081	4,329
Protección S.A.	1,671	1,001	1,070	1,001
International Ejecutiva de Aviación S.A.S.	(3,796)	1,164	(2,738)	1,164
Equity Instruments	160	-	108	(9)
Dividends	-	5	-	5
Total net income from equity interest	4,201,265	3,600,713	2,700,186	3,600,704
(1)Due to the purchase agreement signed on December 18, 2025, the investment in Banistmo S.A. was classified as an asset held for sale; the sale was formalized in June 2026.

15.2. Other operating income

Other operating income, net, is comprised of the following items For the six-month periods ended June 30, 2026, and 2025 and for the three-month periods from April 1 to June 30, 2026 and 2025

	Accumulated		Quarterly
Other operating income. net	2026	2025	2026	2025
In millions of COP
Interest income	61,139	15,081	36,511	15,081
Virtual investment interest	41,851	14,340	21,013	14,340
Savings account interest	19,288	741	15,498	741
Other income	(7,252)	625	(7,065)	625
Exchange rate difference (1)	(7,523)	625	(7,101)	625
Others	271	-	36	-
Total other operating income, net	53,887	15,706	29,446	15,706
(1)The variation corresponds mainly to the account receivable for dividends from the Agromercanti Holding Group and interest on the financial obligation with Bancolombia Panama.

NOTE 16. OPERATING EXPENSES

The following information relates to operating expenses For the six-month periods ended June 30, 2026, and 2025

16.1. Interest expense

The breakdown of interest expenses For the six-month periods ended June 30, 2026, and 2025

	Accumulated		Quarterly
Interest expense	2026	2025	2026	2025
In millions of COP
Interest on financial obligations (1)	31,898	14,598	13,449	14,598
Interest on preferred shares (2)	27,588	28,650	13,324	28,650
Total interest expense	59,486	43,248	26,773	43,248
(1)The variation is mainly explained by the difference in the compared periods of interest accrued on long-term financial obligations in foreign currency, with the 2025 period being lower.
(2)Primarily accrual of interest on preferred shares. See Note 10. Preferred shares

16.2. Other administrative and general expenses
The details of other administrative and general expenses For the six-month periods ended June 30, 2026, and 2025

	Accumulated		Quarterly
Other administrative and general expenses	2026	2025	2026	2025
In millions of COP
Taxes (1)	25,405	11,230	669	11,230
Fees (2)	2,420	-	529	-
Commissions	1,621	-	829	-
Audit and board fees	1,594	464	788	464
Others (3)	13,346	3,126	802	3,126
Total other administrative and general expenses	44,386	14,820	3,617	14,820
Wealth tax	14,891	-	14,891	-
(1)Mainly ICA tax on dividends received for COP 24,563.
(2)Primarily fees for investor relations and capital markets, and legal advice and projects.
(3)Mainly tax assumed for interest paid on financial obligations in Panama for COP 11,922.

NOTE 17. RELATED PARTY TRANSACTIONS

During the three-month period ended June 30, 2026, no related party transactions were identified that had a material effect on the financial position or financial performance of Cibest.

As of June 30, 2026, directors were paid fees totaling COP 1,412 for attending Board meetings.
NOTE 18. LIABILITIES FROM FINANCING ACTIVITIES

The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2026:

	Beginning balance as of January 1, 2026	Cash flows	Changes other than cash		Ending balance as of June 30, 2026
			Adjustment for the effects of exchange rate changes	Accrued interest
In millions of COP
Liabilities from financing activities
Financial obligations (1)	1,412,752	(552,552)	(73,815)	31,898	818,283
Preferred stock	583,477	(56,974)	-	27,588	554,091
Total liabilities from financing activities	1,996,229	(609,526)	(73,815)	59,486	1,372,374
(1)The cash flow movement is mainly attributable to prepayments made to Bancolombia Panamá. See Note 9. Financial liabilities. The effect of foreign exchange differences comprises the remeasurement of principal amounting to COP 72,463 and the remeasurement of interest amounting to COP 1,352.
1

NOTE 19. FAIR VALUE OF ASSETS AND LIABILITIES

To determine fair value, the characteristics of the asset or liability are considered in the same manner as market participants would consider them when pricing the asset or liability at the measurement date.

Valuation process for fair value measurements

Valuation at fair market value is performed using the prices, inputs, and methodologies provided by the Group’s official price provider, Precia.

All methodologies and procedures developed by the pricing services provider are supervised by the Superintendencia Financiera de Colombia, which has its authorization.

The following table presents the carrying amount and fair value of assets and liabilities as of June 30, 2026 and December 31, 2025.

	June 30, 2026		December 31, 2025
	Carrying value	Fair value	Carrying value	Fair value
In millions of COP
Assets
Investments at amortized cost (1)	-	-	1,331,390	1,331,390
Equity instruments (1)	4,422	4,422	4,384	4,384
Asset held for sale	-	-	5,263,986	5,263,986
Total assets	4,422	4,422	6,599,760	6,599,760
Liabilities
Financial obligations (2)	818,283	818,283	1,412,752	1,412,752
Preferred stock (3)	554,091	361,875	583,477	324,260
Total liabilities	1,372,374	1,180,158	1,996,229	1,737,012
(1)See Note 4. Investment financial assets
(2)See Note 9. Borrowings from other financial institutions
(3)See Note 10. Preferred shares

Fair value measurement

Assets and liabilities

a. Equity securities

Cibest performs the market price valuation of its equity investments using the prices provided by Precia, and classifies these investments according to the procedure described at the beginning of this note. Likewise, to determine the fair value of unquoted equity securities, Cibest adjusts the value of the investment based on its ownership percentage and the subsequent changes in the issuer’s equity. Holdings in mutual funds, trusts, and collective portfolios are valued using the unit value calculated by the management company.

b. Assets held for sale measured at fair value less costs to sell

Cibest measured its investment in Banistmo S.A., classified as held for sale, at fair value less costs to sell.
Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis

The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis as of June 30, 2026 and December 31, 2025:

ASSETS
Instrument type	June 30, 2026				December 31, 2025
	Rating hierarchy			Total fair value	Rating hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Equity instruments
Equity instruments at fair value	-	145	4,277	4,422	-	124	4,260	4,384
Total equity instruments	-	145	4,277	4,422	-	124	4,260	4,384
Total assets	-	145	4,277	4,422	-	124	4,260	4,384

Fair value of assets and liabilities measured at fair value on a non‑recurring basis

Cibest measured the discontinued operation Banistmo S.A., classified as held for sale, at fair value less costs to sell. The following breakdown presents the fair value hierarchy of the assets, classified by level:

ASSETS
Instrument type	June 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Asset held for sale (1)	-	-	-	-	-	-	5,263,986	5,263,986
Total	-	-	-	-	-	-	5,263,986	5,263,986

(1) In December 2025, the investment in Banistmo was reclassified as an "asset held for sale," and on June 30, 2026, Cibest finalized the sale of Banistmo to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A.

Fair value of assets and liabilities that are not measured at fair value in the statement of financial position

The following table presents for each level of the fair value hierarchy Cibest's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of June 30, 2026 and December 31, 2025:

ASSETS
Instrument type	June 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investments at amortized cost (1)	-	-	-	-	-	-	1,331,390	1,331,390
Total	-	-	-	-	-	-	1,331,390	1,331,390

(1) The decrease corresponds to the maturity, in June 2026, of virtual investments held with Bancolombia S.A.

LIABILITIES
Instrument type	June 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial obligations	-	-	818,283	818,283	-	-	1,412,752	1,412,752
Preferred stock	-	-	361,875	361,875	-	-	324,260	324,260
Total	-	-	1,180,158	1,180,158	-	-	1,737,012	1,737,012

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for being measured at fair value.

The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest’s deposit rates.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, Cibest uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest and growth at a constant rate considering the Cibest’s own perspectives of the payout ratio.

Changes in Level 3 fair value category

The following table presents the reconciliation of assets and liabilities measured at fair value on a recurring basis using unobservable inputs as of June 30, 2026:

As of June 30, 2026

Instrument type	Balance January 01, 2026	Included in income	Incluided in ORI	Purchases	Sales	Prepayments	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance Junio 30, 2026
In millions of COP
Assets
Equity investments at fair value	4,260	-	17	-	-	-	-	-	-	4,277
Total assets	4,260	-	17	-	-	-	-	-	-	4,277

As of December 31, 2025

Instrument type	Balance January 01, 2025	Included in income	Incluided in OCI	Purchases	Sales	Prepayments	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance December 31, 2025
In millions of COP
Assets
Equity investments at fair value	-	-	13	4,247	-	-	-	-	-	4,260
Total assets	-	-	13	4,247	-	-	-	-	-	4,260

Level 3 fair value – transfers

The following were the significant level 3 transfers at June 30, 2026:

Transfers between Level 1 and Level 2 to Level 3:

As of June 30, 2026, no level transfers were reported for Cibest.

Transfers between Level 3 and Level 1 and 2:

As of June 30, 2026, no level transfers were reported for Cibest.

Transfers between Level 1 and Level 2 of the Fair Value hierarchy

As of June 30, 2026, no level transfers were reported for Cibest.

Quantitative Information about Level 3 Fair Value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input.

The following table sets forth information about significant unobservable inputs related to the Cibest’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2026

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
In millions of COP
Equity instruments	4,277	Based on price	Price	NA	NA	NA	NA

As of December 31, 2025

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
In millions of COP
Equity instruments	4,260	Based on price	Price	NA	NA	NA	NA

NOTE 20. DISCONTINUOUS OPERATION

As of June 30, 2026, Cibest finalized the sale of Banistmo S.A. initially announced to the market on December 18, 2025.

As a result of the completion of the sale, Cibest transferred 100% of the shares of Banistmo to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A., in exchange for the previously announced agreed sale price of USD 1,418,000. The transaction price was paid with funds from La Hipotecaria and an international syndicated loan.

As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Grupo Inversiones Cuscatlán. Grupo Cibest reports that it has not entered into any agreements with Inversiones Cuscatlán regarding the election of directors or other material corporate matters.

This divestment is part of a long-term corporate strategy aimed at optimizing the Group's portfolio, focusing its growth on strategic markets and maximizing value creation for its shareholders.

The following are the results of discontinued operations that are recognized within the profit or loss for the period:

	June 30, 2026	June 30, 2025
In millions of COP
Reclassification from OCI	(77,482)	-
Foreign exchange difference	5,185	-
Net dividends received	36,597	-
Loss from discontinued operations	(35,700)	-

NOTE 21. EVENTS AFTER THE REPORTING PERIOD

The separate financial statements of Grupo Cibest S.A. for the fiscal year ended June 30, 2026, were authorized for issuance by the Vice President of Strategy and Finance on August 10, 2026.

On 8 July 2026, Grupo Cibest S.A. acquired subordinated bonds worth COP 1 trillion issued by Bancolombia S.A.

Extraordinary dividend
The Board of Directors has convened a meeting to be held on 26 August 2026, with a view to submitting the following proposal to the Annual General Meeting for consideration:
The partial change in the purpose of the occasional reserve named “For capital strengthening and future distributions” in the amount of COP 1,200,665, to allocate it to the extraordinary distribution of dividends. The payment of an extraordinary dividend of COP 1,271 per share, payable in a single installment on September 1, 2026.

Subsequent to June 30, 2026, the reporting date of the financial statements, and through August 10, 2026, the date on which the financial statements were authorized for issue, the Market Representative Exchange Rate (TRM) decreased by COP 315.36, from COP 3,440.83 to COP 3,125.47 per U.S. dollar, respectively. This decrease reflects the appreciation of the Colombian peso against the U.S. dollar during the period after the reporting date and, therefore, does not result in any adjustment to the amounts recognized as of June 30, 2026. It is disclosed because it could have a relevant effect on the future performance and valuation of assets and liabilities denominated in foreign currency.

RISK MANAGEMENT

The first half of 2026 was characterized by heightened inflationary risks and elevated geopolitical uncertainty stemming from the conflict in the Middle East and the fragility of the agreements reached in the region. While energy markets experienced temporary periods of relief, risks of supply disruptions in oil and gas markets persisted, increasing volatility in international energy prices and contributing to sustained inflationary pressures across several economies. Against this backdrop, major central banks maintained a cautious—and, in some cases, restrictive—policy stance, while U.S. dollar strength, higher global risk aversion, and tighter financial conditions continued to pose meaningful challenges to global economic growth and, in particular, to emerging markets.

CREDIT RISK

Credit risk is the risk of an economic loss to Cibest resulting from the counterparty, issuer, or debtor failing to meet their financial obligations, a decline in credit quality stemming from a downgrade in their rating, reduced earnings and returns, concessions granted in restructurings, and recovery costs.

Credit Risk Management – investment financial instruments

The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

Credit Quality Analysis - investment financial instruments

In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Group relies on two rating systems: an external one and an internal one, both of which make it possible to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of Cibest.

External credit rating system: is divided by the type of rating applied to each instrument or issuer; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: the “ratings or risk profiles” scale is created with a range of levels that go from low risk to high risk (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of quantitative variables and other objective criteria at the sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: all investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: all speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: all positions with a higher of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

•Credit Quality Analysis

Maximum Exposure to Credit Risk	Debt Instruments (1)		Equity
	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025
In Millions of COP
Low Risk	-	-	-	-
Medium Risk	-	1,331,390	145	124
High Risk	-	-	-	-
Without Rating	-	-	4,276	4,260
Total	-	1,331,390	4,422	4,384

(1)The variation in Debt Instruments between December 2025 and June 2026 is mainly attributable to the maturity of virtual investments held with Bancolombia S.A. As of December 31, 2025, the balance consisted of fixed-term deposits with fixed returns placed with Bancolombia.”

•Financial credit quality of investment financial instruments

Equity: Positions do not represent significant risks.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk	Maximum Exposure		Collateral		Net Exposure
	June 30, 2026	December 31, 2025	June 30, 2026	December 31, 2025	June 30 2026	December 31, 2025
In Millions of COP
Debt Instruments	—	1,331,390	–	–	—	1,331,390
Equity (2)	4,422	4,384	–	–	4,422	4,384
Total	4,422	1,335,774	–	–	4,422	1,335,774
(2) See Note 4. Investment financial assets

MARKET RISK
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.
At Cibest, market risks are identified, measured, monitored, controlled and communicated to make timely decisions for their adequate mitigation and to generate greater added value for shareholders. The guidelines or risk framework, policies and methodologies for market risk management are approved by the Board of Directors.
Measurement, management and control of market risks, an internal methodology is used by weighted historical simulation, using a confidence level of 99%, a holding period of 10 days, and a time window of one year or 250 daily data.
Market Risk Management
This section describes the market risk to which Cibest is exposed, as well as the tools and methodologies used in its measurement as of June 2026. Cibest measures its market risk exposure using a Weighted Historical Simulation Value at Risk (VaR) methodology, with a 99% confidence level and a 10-day time horizon.
Cibest total exposure to market risk has registered a Value at Risk (VaR) of COP 742,506. This result is mainly due to exposure to the exchange rate factor, originating from the position denominated in US dollars corresponding to COP 10.9 billion. Additionally, although to a lesser extent, the COP 145 participation in the Renta Liquidez Investment Fund contributed to the level of risk presented. Details are presented in the table below:

Risk factor	June 30, 2026
In millions of COP
End of period
Exchange rate	742,506
Collective investment funds	(0.2)
Total VaR	742,506

Assumptions and limitations of VaR model
Although VaR models represent a recognized tool for risk management, they have inherent limitations, including reliance on historical data that may not be indicative of the future behavior of market variables. Accordingly, VaR models should not be considered predictive of future outcomes. In this regard, an entity could incur losses that exceed the values indicated by the models for a specific day or period, i.e. VaR models do not calculate the largest possible loss. Accordingly, the results of these models and the analysis of these models are subject to the expertise and reasonable judgement of those involved in Cibest's risk management.

LIQUIDITY RISK
Liquidity risk is understood as the inability to meet payment obligations in a full and timely manner on the corresponding dates due to insufficient liquid resources and/or the need to assume excessive funding costs.
Liquidity risk management policies and guidelines are defined through the various senior management levels. These levels consist of the board of directors, the risk committee and senior management, and are responsible for defining the risk appetite and hence the financial strategy to be followed.
The measures to control liquidity risk include the definition of liquidity limits, which allow a proactive assessment of the entity's level of exposure. The methodologies used to control liquidity risk include cash flows in the different currencies in which operations are conducted.
Exposure to liquidity risk
To estimate liquidity risk, a cash flow is calculated to ensure that liquid assets held are sufficient to cover potential net cash outflows in 30 days. The liquidity indicator is presented as follows:

Liquidity Indicator	June 30, 2026
In millions of COP
Net cash outflows into 30 days	449,830
Liquid assets (1)	5,612,582
Liquidity Indicator	6,062,412

The following table provides further details in Cibest's liquid assets:

Liquid Assets (2)	June 30, 2026
In millions of COP
Cash COP	1,756,788
Cash USD (2)	3,855,678
Collective investment funds (3)	116
Total Liquid Assets	5,612,582

(1) Liquid assets: Liquid assets will be considered those that are easily realized that form part of the entity's portfolio or those that have been received as collateral in active operations in the money market, and that have not been subsequently used in passive operations in the monetary market and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on the Colombian stock exchange that are eligible to be subject to repo or repo operations, and negotiable investments available for sale investments in fixed income securities.
(2) The amount available in US dollars is subject to a haircut or reduction equivalent to 21.6%.
(3) Renta Liquidez Collective Investment Fund is subject to a haircut or reduction of 20%.

Contractual maturities of financial assets and liabilities
Contractual maturities of principal on financial assets are presented below:

Contractual maturities of assets at June 2026

Assets	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Cash and cash equivalents	6,674,744	-	-	-	-
Securities	-	-	-	-	-
Total Assets	6,674,744	-	-	-	-

Contractual maturities of principal and interest on liabilities are presented below:

Contractual maturities of liabilities as at June 2026

Liabilities	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Financial obligations	-	-	818,283	-	-
Preferred stock	-	-	-	-	554,091
Total Liabilities	-	-	818,283	-	554,091